Exhibit 99.1

Paxar Corporation Reports Third Quarter 2006 Results
Thursday October 26, 8:45 am ET

-- Sales increase 8.2%; highest third quarter in the Company's history

-- Company increases 2006 sales guidance, driven by strong customer demand

-- Global realignment plan on track to achieve projected cost savings

-- Company reports a $39.4 million pretax gain on lawsuit settlement

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--Paxar Corporation (NYSE: PXR - News) today reported record sales of $217.1 million for the third quarter of 2006 compared with sales of $200.6 million for the third quarter of 2005. Net income of $27.5 million, or $0.66 per share, was reported for the third quarter of 2006, versus net income of $4.1 million, or $0.10 per share, for the third quarter of 2005. Excluding the effects of integration, restructuring and other charges of $1.8 million, or $0.03 per share, a pretax gain of $39.4 million, or $0.58 per share, related to the settlement of a patent lawsuit with Zebra Technologies Corporation (Zebra), and a $5.0 million impairment charge, or $0.12 per share, related to an investment in an unaffiliated company, net income for the third quarter of 2006 was $9.6 million, or $0.23 per share. The comparable figure for 2005 was $9.9 million, or $0.24 per share. (See attached 2006 Reconciliation of GAAP to Non-GAAP Measures.)

Third quarter 2006 earnings per share also included a charge of $0.9 million, or $0.02 per share, related to the impact of expensing share-based compensation pursuant to the adoption of FAS 123(R).

For the first nine months of 2006, the Company reported sales of $650.0 million compared with sales of $602.3 million for the first nine months of 2005. Net income of $47.3 million, or $1.13 per share, was reported for the first nine months of 2006, versus net income of $23.8 million, or $0.58 per share, for the first nine months of 2005. Excluding the effects of integration, restructuring and other charges of $6.3 million, or $0.12 per share, the pretax gain of $39.4 million, or $0.58 per share, related to the settlement of the patent lawsuit with Zebra, and the $5.0 million impairment charge, or $0.12 per share, related to an investment in an unaffiliated company, net income for the first nine months of 2006 was $32.9 million, or $0.79 per share. The comparable figure for 2005 was $31.5 million, or $0.77 per share. (See attached 2006 Reconciliation of GAAP to Non-GAAP Measures.)

For the first nine months of 2006, earnings per share also included a charge of $2.6 million, or $0.05 per share, related to the impact of expensing share-based compensation pursuant to the adoption of FAS 123(R).

Sales in the third quarter of 2006 increased 8.2% from the third quarter of 2005. Organic sales increased by 7.2% due principally to continued significant growth in Asia Pacific operations, which realized top line growth in the quarter in excess of 20%. The acquisition of Adhipress S.A. increased sales by slightly less than 1%. Foreign currency fluctuations had no meaningful impact.

Rob van der Merwe, President and Chief Executive Officer, said, "Our solid third quarter growth was a continuation of strong demand that we have experienced since the beginning of the year. We are particularly pleased that this growth has been largely driven organically for the third consecutive quarter."

Mr. van der Merwe continued, "The decline in our third quarter margins relative to 2005 is a consequence of a less favorable product mix, the short-term costs of rapid capacity expansion in emerging markets as well as specific pricing actions designed to increase customer penetration and share. However, we expect the effect of these actions to be temporary and that margins will improve in 2007."

Mr. van der Merwe concluded, "As we enter the fourth quarter, we are now well into implementing our global realignment plan. At the same time as we execute on this plan, we continue to provide our customers with the full breadth of our capabilities. We remain committed to being responsive to the needs of our customers, to delivering on our timetable for improved margins in 2007 and beyond, and to rapidly growing Paxar to more than one billion dollars in sales through strong organic growth and accretive acquisitions."

With respect to the global realignment plan, the Company today reaffirmed that it will incur one-time cash costs of $20 million to $25 million over the life of the program. Since inception of the plan, the Company has incurred $12 million of one-time cash costs. Further, the Company reaffirmed that the plan will result in approximately $15 million of savings in 2007 and ongoing savings at an annual rate of $20 million to $25 million by the end of 2007.

Outlook for 2006

The Company announced that it has increased its 2006 sales guidance to a range of $860 million to $870 million reflecting continuing momentum following the strong first nine months of 2006. The Company provided earnings per share guidance in the range of $1.10 to $1.16, before the adoption of FAS 123(R) and excluding integration, restructuring and other charges, the Zebra settlement and the impairment charge related to an investment in an unaffiliated company. Including the impact of FAS 123(R), earnings per share are projected to be in the range of $1.04 to $1.10, excluding integration, restructuring and other charges, the Zebra settlement and the impairment charge related to an investment in an unaffiliated company.

Paxar Corporation is a global leader in providing identification solutions to the retail and apparel industry, worldwide. Paxar's leadership in brand development, merchandising, information services and supply chain solutions enables the Company to satisfy customer needs around the world.

Statements in this release about the future outlook related to Paxar Corporation involve a number of factors affecting the Company's businesses and operations, which could cause actual future results to differ materially from those contemplated by forward-looking statements. Forward-looking statements include those indicated by words such as "project," "anticipate" and "expect." Factors affecting actual results include general economic conditions, the performance of the Company's operations within its prevailing business markets around the world, as well as other factors set forth in Paxar's 2005 Annual Report on Form 10-K.

For more information on Paxar call Investor Relations - 914.697.6862 or visit our Company's Web site www.paxar.com

PAXAR CORPORATION
Consolidated Statements of Income

(in millions, except per share amounts)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Sales	$217.1	$200.6	$650.0	$602.3
Cost of sales	139.4	127.1	408.5	374.3
Gross profit	77.7	73.5	241.5	228.0
Selling, general and administrative
expenses	65.7	58.3	197.2	179.8
Gain on lawsuit settlement	39.4	-	39.4	-
Integration/restructuring and other
costs	1.8	1.9	6.3	4.4
Operating income	49.6	13.3	77.4	43.8
Other income (loss), net	(4.3)	0.3	(3.6)	1.0
Interest expense, net	1.1	2.2	3.5	7.3
Income before taxes	44.2	11.4	70.3	37.5
Taxes on income	16.7	7.3	23.0	13.7
Net income	$27.5	$4.1	$47.3	$23.8

Basic earnings per share	$0.67	$0.10	$1.16	$0.59
Diluted earnings per share	$0.66	$0.10	$1.13	$0.58

Weighted average shares outstanding:
Basic	41.0	40.7	40.9	40.3
Diluted	41.7	41.5	41.7	41.3

Ratios
Gross margin	35.8%	36.6%	37.2%	37.9%
SG&A to sales	30.3%	29.1%	30.3%	29.9%
Operating margin	22.8%	6.6%	11.9%	7.3%
Net margin	12.6%	2.0%	7.3%	4.0%

Effective tax rate	37.9%	64.0%	32.7%	36.5%

PAXAR CORPORATION
Consolidated Balance Sheets

(in millions)

	September 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$43.2	$48.2
Accounts receivable	141.9	128.9
Inventories	121.5	99.2
Deferred income taxes	13.6	19.3
Other current assets	20.6	18.2

Total current assets	340.8	313.8

Property, plant and equipment, net	172.5	166.1
Goodwill and other intangible, net	231.6	221.6
Other assets	18.5	26.1
Total assets	$763.4	$727.6

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Due to banks	$0.6	$3.0
Accounts payable and accrued liabilities	130.2	118.8
Accrued taxes on income	29.3	17.8

Total current liabilities	160.1	139.6

Long-term debt	45.2	97.7
Deferred income taxes	13.9	15.9
Other liabilities	21.2	19.5
Shareholders' equity	523.0	454.9

Total liabilities and shareholders' equity	$763.4	$727.6

PAXAR CORPORATION
Reconciliation of GAAP to Non-GAAP Measures (Unaudited)

(in millions, except per share amounts)

Paxar reports financial results in accordance with U.S. GAAP, andherein provides some non-GAAP measures. These non-GAAP measures arenot in accordance with, nor are they a substitute for, GAAP measures.These non-GAAP measures are intended to supplement the Company'spresentation of its financial results that are prepared in accordancewith GAAP.

Paxar uses the non-GAAP measures presented to evaluate and manage theCompany's operations internally. Paxar is also providing thisinformation to assist investors in performing additional financialanalysis that is consistent with financial models developed byresearch analysts who follow the Company.

The reconciliation set forth below is provided in accordance withRegulations G and S-K and reconciles the non-GAAP financial measureswith the most directly comparable GAAP financial measures.

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2006	2005	2006	2005
Sales	$217.1	$200.6	$650.0	$602.3

Operating income as reported	$49.6	$13.3	$77.4	$43.8
Non-GAAP adjustments:
Gain on lawsuit settlement	39.4	-	39.4	-
Integration/restructuring and other
costs	1.8	1.9	6.3	4.4
Non-GAAP operating income	$12.0	$15.2	$44.3	$48.2

Non-GAAP operating margin	5.5%	7.6%	6.8%	8.0%

Net income as reported	$27.5	$4.1	$47.3	$23.8
Non-GAAP adjustments, net of taxes:
Gain on lawsuit settlement	(24.3)	-	(24.3)	-
Integration/restructuring and other
costs	1.4	1.4	4.9	3.3
Write-down of investment	5.0	-	5.0	-
Tax impact of cash repatriation	-	4.4	-	4.4
Non-GAAP net income	$9.6	$9.9	$32.9	$31.5

Diluted earnings per share as reported	$0.66	$0.10	$1.13	$0.58
Non-GAAP adjustments, net of taxes:
Gain on lawsuit settlement	(0.58)		(0.58)
Integration/restructuring and other
costs	0.03	0.03	0.12	0.08
Write-down of investment	0.12		0.12
Tax impact of cash repatriation	-	0.11	-	0.11

Non-GAAP diluted earnings per share	$0.23	$0.24	$0.79	$0.77

Non-GAAP Weighted average shares
outstanding - diluted	41.7	41.5	41.7	41.3

Contact:
Paxar Corporation
Bob Powers, 914-697-6862
Vice President, Investor Relations